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                                                                  Exhibit (a)(6)

                                 AMENDMENT NO. 5
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                                 NORTHERN FUNDS

       The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds on July 29, 2003.

       RESOLVED, that the terminations of the Northern Funds Global Communications Fund and International Select Equity Fund, be, and they hereby are, ratified, confirmed and approved;

       FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Northern Funds Global Communications Fund and International Select Equity Fund; and

       FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such filing is appropriate.


Date: July 29, 2003                          /s/ Jeffrey A. Dalke
                                             --------------------
                                             Jeffrey A. Dalke
                                             Secretary